                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No.     )


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Andrew Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                                                     ANDREW LOGO
--------------------------------------------------------------------------------

ANDREW CORPORATION                        10500 West 153rd Street
                                          Orland Park, Illinois U.S.A. 60462
                                          Phone (708) 349-3300

                                                               December 26, 1997

Dear Stockholder:

     You are cordially invited to attend the next regular Andrew Corporation Annual Meeting of Stockholders, to be held at 10:00 A.M., Tuesday, February 10, 1998 at the Drury Lane, Oakbrook Terrace, Illinois. A map showing the location of the Drury Lane is on the back cover of this Proxy Statement.

     This meeting will be our fiftieth annual stockholders meeting and our eighteenth as a publicly owned company. You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

     To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                           Sincerely,
                                           FLOYD L. ENGLISH

                                           Floyd L. English
                                           Chairman, President and
                                           Chief Executive Officer

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 1998

     The Annual Meeting of Stockholders of Andrew Corporation will be held at 10:00 A.M., Tuesday, February 10, 1998, at the Drury Lane, Oakbrook Terrace, Illinois, for the following purposes:

     1. To elect six Directors for the ensuing year;

     2. To approve a new Stock Option Plan for Non-Employee Directors;

     3. To ratify the appointment of Ernst & Young as independent public auditors for fiscal 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on December 15, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     A copy of the Andrew Corporation Annual Report for the fiscal year ended September 30, 1997 is being mailed to stockholders with this proxy statement.

                                             By Order of the Board of Directors,
                                                                James F. Petelle
                                                                       Secretary

December 26, 1997

                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462

                                PROXY STATEMENT

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 10, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Andrew Corporation (the "Company" or "Andrew") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on February 10, 1998, at the Drury Lane, Oakbrook Terrace, Illinois, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about December 26, 1997.

                                     VOTING

     A proxy may be revoked by a stockholder at any time prior to its use. If it is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR items 1, 2 and 3.

     Only stockholders of record at the close of business on December 15, 1997 will be entitled to vote at the meeting. The Common Stock of the Company, $.01 par value ("Common Stock"), is the only authorized class of stock, and as of December 15, 1997, there were 88,501,808 shares of Common Stock of the Company issued, outstanding and entitled to one vote each.

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting to serve until the earlier of the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve, the persons named in the proxy may vote for another person in accordance with their judgment. However, the Board of Directors does not anticipate that any nominee will be unable to serve. All of the nominees have served as directors of the Company since the last Annual Meeting of Stockholders held February 11, 1997.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them as of September 30, 1997, based upon information received from them, are as follows:

NOMINEES FOR DIRECTORSHIPS

                                JOHN G. BOLLINGER, 62
                                (Director since 1984)
                                Dr. Bollinger has been Bascom Professor of Engineering and
                                Dean of the College of Engineering at the University of
                                Wisconsin at Madison since 1981. He is also a director of
                                Kohler Corporation and Marquette Electronics, Inc. Dr.
                                Bollinger is a member of the Audit and Compensation
                                Committees.

                                JON L. BOYES, 76
                                (Director since 1989)
                                Admiral Boyes, Ph.D., is an international telecommunications consultant and Chairman of SAMA Corporation, a government
                                and military consulting firm principally in the area of
                                command, control and communication. He was President, Armed
                                Forces Communications and Electronics Association, for over
                                10 years and President of the National Science Center
                                Foundation. He had 34 years of experience in the Department of Defense, serving on Navy, Joint and NATO staffs, and in submarines and destroyers before retiring in 1977. Admiral
                                Boyes is Chairman of the Human Resources Committee and of
                                the Nominating Committee.

                                KENNETH J. DOUGLAS, 75
                                (Director since 1989)
                                Mr. Douglas retired in 1992 as Vice Chairman of the Board of
                                Dean Foods Company, a diversified food processing business, having served as Vice Chairman since January 1988 and as
                                Chairman prior to that time since 1970. He is also a
                                director of Richardson Electronics, Ltd. and serves as
                                Chairman of the Board of West Suburban Hospital Medical
                                Center and Vice Chairman of Loyola University Health System.
                                Mr. Douglas is Chairman of the Compensation Committee and a
                                member of the Nominating and Human Resources Committees.


                                FLOYD L. ENGLISH, 63
                                (Director since 1982)
                                Dr. English was elected Chairman of Andrew Corporation in
                                1994, having served as President and Chief Executive Officer since 1983, and as President and Chief Operating Officer
                                since 1982. Dr. English joined Andrew in 1980 as Vice
                                President, Corporate Development and became Vice President,
                                U.S. Operations in February 1981. Dr. English is a member of the boards of the Executives Club of Chicago, the
                                International Engineering Consortium, and the Illinois Math
                                and Science Academy.

                                JERE D. FLUNO, 56
                                (Director since 1996)
                                Mr. Fluno is Vice Chairman of W. W. Grainger, Inc., the
                                leading distributor of maintenance, repair and operating
                                supplies and related information in North America. He has
                                spent 28 years with Grainger in numerous positions, and has been Vice Chairman since 1984. Mr. Fluno is a director of W.
                                W. Grainger, Inc., a governor of the Chicago Stock Exchange, and a director of the Chicago Stock Exchange subsidiaries,
                                Midwest Clearing Corporation and Midwest Securities Trust
                                Company. He is a trustee of the Museum of Science and
                                Industry, a member of the University of Wisconsin School of
                                Business Dean's Advisory Board, and a director of the
                                University of Wisconsin Foundation, as well as other
                                not-for-profit boards. He is a member of the Audit and
                                Compensation Committees.

                                ORMAND J. WADE, 58
                                (Director since 1993)
                                Mr. Wade retired in 1992 as Vice Chairman of Ameritech
                                Corporation, a regional provider of telecommunications
                                services, a position he had held since 1989. He previously served as president of Ameritech Bell Group since 1987 and
                                President and CEO of Illinois Bell from 1982-1987. Mr. Wade began his career with AT&T in 1961, and first became a Vice-
                                President of AT&T in 1978. He is currently a director of
                                Illinois Tool Works Inc., Westell Technologies, Inc., and
                                Northwestern Memorial Hospital. Mr. Wade is also a trustee of the University of Chicago. He is Chairman of the Audit
                                Committee and a member of the Nominating and Human Resources
                                Committees.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding ownership of the Company's Common Stock as of September 30, 1997 by nominees for Directors, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                                                                               PERCENT OF CLASS
                                           AMOUNT OF BENEFICIAL OWNERSHIP                     BENEFICIALLY OWNED
                          ----------------------------------------------------------------   --------------------
                                          DIRECT
                          --------------------------------------
                          NO. OF                      COMMON
                          SHARES    EXERCISABLE       STOCK
                           OWNED    OPTIONS(1)    EQUIVALENTS(2)   INDIRECT(3)     TOTAL     DIRECT      INDIRECT
                          -------   -----------   --------------   -----------   ---------   ------      --------
DIRECTORS
------------------------
John G. Bollinger.......    7,250      86,063            -0-              -0-       93,313    0.1%         -0-
Jon L. Boyes............    9,280      57,786            -0-              -0-       67,066      *          -0-
Kenneth J. Douglas......    9,648      76,950         10,201              -0-       96,799    0.1%         -0-
Jere D. Fluno...........    4,000       5,062          1,499              -0-       10,561      *          -0-
Ormand J. Wade..........    1,012      35,624          4,917              -0-       41,553      *          -0-

NAMED EXECUTIVE OFFICERS
------------------------
Floyd L. English........  149,646     131,625            -0-        4,981,595    5,262,866    0.3%         5.6%
Thomas E. Charlton......  152,025     115,875            -0-        4,942,264    5,210,164    0.3%         5.5%
William R. Currer.......   41,605      25,799            -0-        4,942,264    5,009,668      *          5.5%
Charles R. Nicholas.....   84,930      63,750            -0-        4,942,264    5,090,944    0.2%         5.5%
John B. Scott...........   33,273      47,813            -0-        4,942,264    5,023,350      *          5.5%
All Executive Officers
  and Directors as a
  group (13 persons)....  628,884     680,191         16,617        4,981,595    6,267,956    1.5%         5.6%

------------
    *Less than .1% of class.

(1) Refers to the number of shares covered by options exercisable within 60 days of September 30, 1997.

(2) Refers to the number of share equivalents held in the account of those Directors who participate in the Director Fee-Deferral Plan described on the following page.

(3) Indirectly owned shares include 4,942,264 shares owned by the Andrew Profit Sharing Trust, of which Messrs. English, Charlton, Currer, Nicholas and Scott are trustees, and as to which such individuals share voting and investment powers. In the case of Dr. English, indirectly owned shares also include 2,514 shares owned by his wife, 2,857 by his minor child and 33,960 by a charitable trust for which he shares voting control.

     As of September 30, 1997, the following entity is known to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                             AMOUNT OF
                         NAME AND ADDRESS                   BENEFICIAL     PERCENT
                       OF BENEFICIAL OWNER                   OWNERSHIP     OF CLASS
                       -------------------                  -----------    --------
Andrew Profit Sharing Trust.............................      4,942,264      5.5%
10500 West 153rd Street
Orland Park, Illinois 60462

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Compensation, Human Resources and Nominating Committees.

     AUDIT COMMITTEE: The committee met three times during fiscal 1997. The committee recommends the independent auditors to the Board and reviews and approves the scope of the audit, the financial statements, the independent auditors' letter of comments and management's responses thereto, and the fees charged for audit and tax services and any special assignments.

     COMPENSATION COMMITTEE: The committee met three times during fiscal 1997. The committee establishes the compensation programs for officers of the Company and reviews overall compensation and benefit programs of the Company. The committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan.

     HUMAN RESOURCES COMMITTEE: The committee met three times during fiscal 1997. The committee reviews management development and succession planning, and identifies and recommends candidates for corporate officer positions.

     NOMINATING COMMITTEE: This committee met four times during fiscal 1997. This committee considers and makes recommendations regarding qualifications of Directors and identifies and recommends candidates for membership on the Board. Stockholders wishing to submit nominees for Director may do so in accordance with the requirements described on p. 15 of this proxy statement under the caption "Deadline for Stockholder Proposals."

                             DIRECTOR COMPENSATION

     During fiscal 1997, the Board of Directors met on four occasions. All Directors attended all of the meetings of the Board and of the committees on which they sat. Andrew paid its non-employee directors an annual fee of $19,600, a fee of $1,000 for each Board and each Committee meeting attended during fiscal 1997, and an additional $1,000 to the Committee Chairman for each Committee meeting attended.

     Under a plan adopted as of October 1, 1984, a non-employee Director may defer up to 100% of director fees until he or she leaves the Board. In lieu of cash payment, the Director is credited with equivalent shares equal to the value of the Common Stock at the end of the quarter in which fees were deferred. When the Director leaves the Board, the deferred amount will be paid in cash, based on the then current value of the Common Stock. Such cash payment may be made either in a lump sum or in equal annual installments over five years or less at the Director's election. Three of the five outside Directors who served on the Board during fiscal 1997 participated in the Plan by deferring some or all of their director fees.

     During the 1997 fiscal year, non-employee Directors participated in the Andrew Corporation Stock Option Plan for Non-Employee Directors (the "Old Plan"). Under the Old Plan, each eligible director was automatically granted an option to purchase 12,000 shares of Common Stock at the Board of Directors' meeting following the annual stockholders' meeting. After giving effect to the three-for-two split in the Company's stock paid in March 1997, the options granted in 1997 applied to 18,000 shares at an exercise price of $37.25 per share. Beginning in the 1998 fiscal year, non-employee Directors will no longer participate in the Old Plan. Instead, the Company has proposed the adoption of a new Andrew Corporation Stock Option Plan for Non-Employee Directors as further discussed herein under "Approval of Andrew Corporation Stock Option Plan for Non-Employee Directors."

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended September 30, 1997 and for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                 -------------------------------------   ---------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                         -----------------------   -------
                                                            OTHER        RESTRICTED   SECURITIES
        NAME AND                                           ANNUAL          STOCK      UNDERLYING    LTIP        ALL OTHER
       PRINCIPAL                 SALARY    BONUS(1)    COMPENSATION(2)     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION(3)
        POSITION          YEAR     ($)        ($)            ($)            ($)        SARS(#)       ($)           ($)
       ---------          ----   -------   ---------   ---------------   ----------   ----------   -------   ---------------
Floyd L. English........  1997   439,300         -0-       25,090           -0-         67,500     844,467       16,477
Chairman, President and   1996   422,400     852,254       11,065           -0-        101,250         -0-       18,588
Chief Executive Officer   1995   405,000   1,325,455        8,744           -0-         84,375     366,406       18,243
Thomas E. Charlton......  1997   280,800     129,164        3,605           -0-         30,000     380,705       16,477
Group President,          1996   270,000     291,600        4,781           -0-         45,000         -0-       18,588
Communication Systems     1995   232,916     389,285        4,576           -0-         33,750     152,290       18,243
William R. Currer.......  1997   240,000      98,280        6,129           -0-         26,250     215,704       16,477
Group President,          1996   205,000     167,670        3,615           -0-         33,750         -0-       18,588
Communication Products    1995   163,917     105,000        3,371           -0-         11,813      80,366       18,243
Charles R. Nicholas.....  1997   270,000     118,503        3,356           -0-         30,000     337,932       16,477
Exec. Vice-President,     1996   241,980     320,720        2,650           -0-         45,000         -0-       18,588
 Chief
Financial Officer         1995   212,160     396,530        4,126           -0-         33,750     148,853       18,243
John B. Scott...........  1997   233,000     107,617          556           -0-         22,500     317,632       16,477
Vice President,           1996   226,560     238,296          780           -0-         33,750         -0-       18,588
 Corporate
R & D, Marketing and MIS  1995   220,080     288,525        1,574           -0-         33,750     156,079       18,243

------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid subsequent to the end of each fiscal year.

(2) Consists of the value of personal use of Company automobiles, an annual Christmas bonus (in which all employees participate) based on years of service and, in the case of Dr. English, tax-return preparation and financial planning services provided at Company expense.

(3) These amounts represent contributions by the Company to the Andrew Profit Sharing Trust on behalf of the named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information with respect to grants of options to the Chief Executive Officer and the four other named executives in fiscal 1997. As required by the Securities and Exchange Commission (the "SEC"), the calculation of potential realizable values shown for such awards is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options.

                              NUMBER OF
                             SECURITIES       % OF TOTAL
                             UNDERLYING     OPTIONS GRANTED                                       POTENTIAL
                               OPTIONS       TO EMPLOYEES     EXERCISE PRICE/   EXPIRATION    REALIZABLE VALUE
           NAME             GRANTED(#)(1)      IN FY 96         SHARE($)(2)        DATE            5% 10%
           ----             -------------   ---------------   ---------------   ----------   -------------------
Floyd L. English..........     67,500            10.2%             38.17         11/13/06    1,620,331/4,106,025
Thomas E. Charlton........     30,000             4.5%             38.17         11/13/06      720,147/1,824,900
William R. Currer.........     26,250             4.0%             38.17         11/13/06      630,129/1,596,788
Charles R. Nicholas.......     30,000             4.5%             38.17         11/13/06      720,147/1,824,900
John B. Scott.............     22,500             3.4%             38.17         11/13/06      540,110/1,368,675

------------
(1) These options reflect the March 1997 stock split and are exercisable as follows: 25% on or after November 13, 1997; 50% on or after November 13, 1998; 75% on or after November 13, 1999; 100% on or after November 13, 2000 through November 13, 2006.

(2) Exercise price is based upon fair market value on the date of the award.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUES AT SEPTEMBER 30, 1997

     This table sets forth information regarding exercise of options during fiscal year 1997 by the Chief Executive Officer and the other four named executives. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised in-the-money options at September 30, 1997" is based on the market price on that date, which was $26.19.

                          SHARES                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                         ACQUIRED                        UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                            ON           VALUE      OPTIONS AT SEPTEMBER 30, 1997(#)   AT SEPTEMBER 30, 1997($)
         NAME           EXERCISE(#)   REALIZED($)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
         ----           -----------   -----------   --------------------------------   -------------------------
Floyd L. English......     62,438      1,993,612             25,312/241,313                 173,577/1,843,048
Thomas E. Charlton....     50,625      1,544,100             48,375/111,000                   735,010/916,110
William R. Currer.....     41,175      1,314,557                   0/67,088                         0/393,750
Charles R. Nicholas...     37,125      1,182,093             11,250/111,000                    77,147/916,110
John B. Scott.........     35,437        859,908                   0/95,063                         0/858,253

                       LONG-TERM PERFORMANCE CASH AWARDS

     The current long-term performance cash award program covers the Company's three fiscal years 1997 through 1999. Certain executives of the Company are eligible for target payouts ranging from 20% to 120% of their average annual salary during the three- year period if long-term performance goals established for the program are met. Performance goals for the current program include aggregate, three-year (1997, 1998 and 1999) earnings per share and a specific revenue target for fiscal 1999. In addition, minimum return on sales and return on equity must both be met. No payments will be made if 75% of earnings per share and revenue targets are not reached or if return on sales and return on equity do not exceed the minimums. If maximum earnings per share and revenue are achieved for the three-year period then payouts are limited to two times the target bonus amounts. A range of estimated payouts which could be made early in fiscal 2000 to the Chief Executive Officer and the other four named executives is shown in the following table:

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                                                LONG-TERM INCENTIVE PLAN
                                     TARGETED         PERFORMANCE      -------------------------------------------
            NAME                      AWARD              PERIOD        THRESHOLD($)      TARGET($)      MAXIMUM($)
            ----                 ----------------    --------------    ------------      ---------      ----------
Floyd L. English.............    120% of Average     Oct. 1, 1996        411,185          548,246       1,096,492
                                 1997-1999 Salary    Sept. 30, 1999
Thomas E. Charlton...........    80% of Average      Oct. 1, 1996        175,220          233,626         467,252
                                 1997-1999 Salary    Sept. 30, 1999
William R. Currer............    80% of Average      Oct. 1, 1996        149,760          199,680         399,360
                                 1997-1999 Salary    Sept. 30, 1999
Charles R. Nicholas..........    80% of Average      Oct. 1, 1996        168,480          224,640         449,280
                                 1997-1999 Salary    Sept. 30, 1999
John B. Scott................    80% of Average      Oct. 1, 1996        146,016          194,688         389,376
                                 1997-1999 Salary    Sept. 30, 1999

                        EXECUTIVE SEVERANCE BENEFIT PLAN

     The Company has an Executive Severance Benefit Plan (the "Severance Plan") that provides benefits to certain key executives, as selected by the Compensation Committee, in the event of termination of employment following a change in control, as defined in the Severance Plan.

     Upon termination of employment for any reason other than death, disability, retirement or cause; or upon a resignation because of a material reduction in compensation or duties, relocation requirements or breach of the plan within one year of a change in control; the Company is obligated to pay each affected participant an amount equivalent to the sum of: (i) 36 months of salary, bonus, Company profit sharing and matching contributions; (ii) the aggregate spread between the option price and fair market value of the Common Stock on the severance date for all of the participant's outstanding stock options; and (iii) up to 36 months of medical, life and similar insurance benefits. If termination or resignation occurs more than one year after a change in control, the benefits are reduced proportionately. If a participant terminates employment due to death, disability, retirement or cause, or resigns for reasons other than those described above within two years of a change in control, the Company is obligated to pay the participant (or the participant's estate) one-half of the amounts and rights referred to above. The Severance Plan also provides for adjustment in benefits payable if any payment is considered an "excess parachute payment" under the Internal Revenue Code.

     If there had been a change in control and termination of employment, the executives named in the Summary Compensation Table would have been entitled to the following payments at September 30, 1997: Floyd L. English, $4,246,800; Thomas E. Charlton, $1,777,500; William R. Currer, $983,600; Charles R. Nicholas, $1,815,900; John B. Scott, $1,593,200.

     In addition, the Company entered into an agreement in November, 1991 pursuant to which the Company would retain Mr. Scott as an advisor to the Company for two years after his termination of employment for a retainer fee of $100,000, a per diem rate of $500 and reimbursement of expenses.

                          EMPLOYEE RETIREMENT BENEFIT
                                RESTORATION PLAN

     The Company has recently adopted an Employee Retirement Benefit Restoration Plan (the "Restoration Plan"), which will provide additional retirement benefits to certain senior executives, as selected by the Compensation Committee, whose benefits from the Andrew Profit Sharing Trust may be reduced due to various limitations imposed by the Internal Revenue Service. Benefits will begin accruing under the Restoration Plan in fiscal year 1998.

     In general, a senior executive participant in the Restoration Plan will not be eligible to receive benefits under the Restoration Plan until the earlier of the attainment of age 65 or his or her termination of employment with the Company by reason of death, disability or retirement. In the event a participant terminates employment with the Company prior to attaining age 65 other than by reason of death, disability or retirement, he or she will forfeit any benefits accrued under the Restoration Plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee ("Committee") of the Board of Directors establishes the general compensation policies of the Company and establishes the specific compensation plans, performance goals and compensation levels for executive officers. The Committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of three independent, non-employee Directors who have no interlocking relationships.

COMPENSATION PHILOSOPHY

     The principal objective of the Committee's approach to executive compensation is to align such compensation with stockholder value. The Committee seeks to accomplish this objective by setting base salaries below the median for similar positions at comparable companies, while linking the two remaining variable components of cash compensation (annual bonus and long term performance cash award) to aggressive performance factors which enhance stockholder value. Stock options are used as a vehicle to further align long-term executive performance with stockholder value. In this way, above-average total compensation is achieved only for outstanding Company performance. The Committee has used essentially this approach to executive compensation for at least the last 10 years.

BASE SALARY

     The Committee establishes the salary of the Chief Executive Officer ("CEO") by comparison to the salaries of other CEOs of comparable companies. The Committee's practice is to obtain salary data from its consultant which includes data from a group of comparably-sized technology-based companies deemed similar to Andrew, some (but not all) of which companies are members of the S&P Communications Equipment Manufacturers Index used in the Performance Graph. Using this information, the Committee established the CEO's salary for the last three fiscal years below the median for companies perceived to be comparable to Andrew. For fiscal 1997, the CEO was granted an increase in base salary of 4%.

     For other executive officers, the Committee uses salary survey data supplied by outside consultants on the same basis as the CEO, and establishes base salaries that are below the median of salaries for persons holding similarly-responsible positions at companies in the survey. In addition, the Committee considers other factors including relative company performance, the individual's past performance and his or her future potential.

ANNUAL BONUS

     For a number of years, the CEO's annual cash bonus has been established as a direct function of growth in the Company's earnings per share ("EPS") during the most recent fiscal year. The Committee annually establishes a minimum target for EPS, and the CEO's bonus for the fiscal year is a strict function of the amount by which the minimum EPS target is exceeded during the fiscal year. For fiscal 1997, EPS was $.96 after special charges. Since these earnings were below the target, no annual bonus was paid to the CEO for 1997. For fiscal 1998 a target and formula have again been established so that payment of the annual bonus depends on achievement of a specified level of growth in EPS.

     The annual cash bonus for executives other than the CEO is determined based on three factors: (i) growth in the Company's EPS (using the same formula as for the CEO); (ii) the operating results of the businesses or functions reporting to the executive; and (iii) achievement of specified, measurable objectives related to the executive's area of responsibilities.

LONG-TERM PERFORMANCE CASH AWARD

     The long-term performance cash award program for senior executives of the Company also is tied directly to objective measurements of performance with the emphasis on long-term results. The most recent program covered fiscal years 1995 through 1997 with a payment of $844,467 made to the CEO in December 1997. Sixty percent of the target bonus was based on achievement of specified levels of growth in aggregate three-year EPS (1995 through 1997). The remaining 40% was based on the achievement of a specified sales goal in fiscal 1997. In each case, minimum, target and maximum performance goals were established as described on p.7 to qualify for the minimum, target and maximum long-term incentive payment, respectively.

     For the long-term performance cash award program covering fiscal years 1997 through 1999, 50% of the target bonus will be based on specified levels of growth in aggregate three-year EPS. The other 50% will be determined by the achievement of a specified sales goal in fiscal 1999. In addition to meeting minimum EPS and sales goals, the Company must maintain a minimum average return on equity and return on sales during the three-year period. Payments, if any, under this program will likely be made in December 1999, subsequent to the close of the Company's 1999 fiscal year.

OPTIONS

     Stock options are an important component of the compensation package for the CEO and other executives because they directly focus management's attention on the interests of stockholders. The Committee makes periodic grants of stock options to executive officers and other key employees to foster a commitment to increasing long-term stockholder value. The Company's stock option plan does not provide for re-pricing of options that are "under water" and the Company has never re-priced any options after grant.

     The Committee granted the CEO options on 67,500 shares at its meeting on November 13, 1996. It granted options on 30,000 shares each to Mr. Charlton and Mr. Nicholas, and granted options on 26,250 shares to Mr. Currer and 22,500 shares to Mr. Scott on that date. The Company's grants of options are always at fair market value on the date of grant.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee believes that its compensation programs have been structured in a manner to preserve full deductibility to the Company of executive compensation for Federal Income Tax purposes.

Kenneth J. Douglas, Chairman  John G. Bollinger,
Compensation Committee        Member
                              Jere D. Fluno, Member

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for Andrew Corporation, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Communications Equipment Manufacturers Index. Since Andrew is a company within the S&P 500 Stock Index, the SEC proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In Andrew's case, the S&P Communications Equipment Manufacturers Index (which includes Andrew Corporation), shown below, is such an index.

     The graph assumes $100 invested on September 30, 1992 in Andrew Common Stock and $100 invested at that time in each of the S&P indices. The comparison assumes that all dividends are reinvested.

                                                                                 S&P
                                                                           Communications
        Measurement Period               Andrew                               Equipment
      (Fiscal Year Covered)            Corporation          S&P 500         Manufacturers
9/92                                              100                100                100
9/93                                              220                113                116
9/94                                              430                117                135
9/95                                              786                152                224
9/96                                              962                183                248
9/97                                              758                257                382

                                                                    CUMULATIVE TOTAL RETURN
                                                     ------------------------------------------------------
                                                     9/92      9/93      9/94      9/95      9/96      9/97
                                                     ----      ----      ----      ----      ----      ----
Andrew Corporation.................................  100       220       430       786       962       758
S&P 500............................................  100       113       117       152       183       257
S&P Communications Equipment Manufacturers.........  100       116       135       224       248       382

                               EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of Andrew during fiscal 1997, based on data furnished by them:

            NAME                AGE                           POSITION                            SINCE
            ----                ---                           --------                            -----
Floyd L. English............    63     Chairman, President and Chief Executive Officer            1994
Thomas E. Charlton..........    61     Group President, Communication Systems                     1996
William R. Currer...........    50     Group President, Communication Products                    1996
Roger K. Fisher.............    59     Group President, Wireless Products                         1996
Robert J. Hudzik............    48     Vice President, Business Development                       1996
Debra B. Huttenburg.........    40     Group President, Antenna Systems                           1997
Charles R. Nicholas.........    51     Executive Vice President, Finance, Administration and      1995
                                       CFO
John B. Scott...............    56     Vice President, Corporate R&D, Marketing and MIS           1995

     Except as discussed below, all of these officers of Andrew have held executive positions with Andrew for more than five years.

     Dr. English was elected Chairman in 1994, having served as President and Chief Executive Officer since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and became Vice President, U.S. Operations in February 1981.

     Dr. Charlton became Group President, Communication Systems in June 1996, having most recently served as Group President and Vice President, Communication Products since 1992. He previously served as Vice President, Antenna Products after first becoming a Vice President in 1986.

     Mr. Currer became Group President, Communication Products in June 1996, after having previously served as Vice President, Antenna Systems since 1992. Mr. Currer joined the Company in 1991 as General Manager of Andrew's Earth Station Antennas business unit.

     Mr. Fisher became Group President, Wireless Products in May 1996, following the acquisition by Andrew of The Antenna Company, where Mr. Fisher had served as President since 1987.

     Mr. Hudzik joined the Company as Vice President, Business Development in July 1996. Mr. Hudzik was Director, Marketing and Sales, Network Services for PTT Telecom of the Netherlands from January 1994 until July 1996. Previously, Mr. Hudzik was Vice President, Marketing for Ameritech Services from 1990 to 1994 and held various other positions with Ameritech or the Bell System between 1968 and 1990.

     Ms. Huttenburg became Group President, Antenna Systems in September, 1997, after having previously served as Vice President, Antenna Systems since 1996. Ms. Huttenburg joined Andrew Corporation in 1988 as Broadcast Accounts Manager, and became Broadcast Systems Business Unit Manager in 1993.

     Mr. Nicholas became Executive Vice President, Chief Financial Officer in September 1995, having served as Vice President, Finance, Administration and CFO since 1992, as Vice President and CFO since 1986 and as Vice President, Finance since 1982. Mr. Nicholas joined Andrew in 1980 as Treasurer.

     Mr. Scott became Vice President, Corporate R&D, Marketing and MIS in 1995, having served as Group Vice President, Network Group and Corporate Marketing since 1992 and Vice President, Network Products since 1987.

     Officers serve at the pleasure of the Board or until their successors are elected and qualified.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and 10% owners file reports of ownership and changes of ownership of Company stock with the SEC and the Nasdaq Stock Market National Market ("Nasdaq"). Based on a review of copies of such reports provided to the Company during its fiscal year 1997, the Company believes that all filing requirements were met during such year.

                         APPROVAL OF ANDREW CORPORATION
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     There will be presented to the meeting a proposal to approve the Andrew Corporation Stock Option Plan for Non-Employee Directors (the "Plan"). At its meeting on November 13, 1997, the Board of Directors approved the Plan and recommended that it be submitted to the stockholders at the February 10, 1998 Annual Meeting for approval. Approval of the Plan requires an affirmative vote by the holders of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting.

     The Plan replaces the Company's former option plan for non-employee Directors. The former plan, which was substantially similar to the Plan, had insufficient shares of Common Stock remaining available for issuance to satisfy any additional option grants thereunder. The Board of Directors believes that the Plan will encourage the highest level of director performance by providing to eligible Directors an opportunity to acquire a proprietary interest in the Company's success and progress through the purchase of shares of its Common Stock. The Board of Directors also believes that the availability of annual option grants pursuant to the Plan helps the Company attract, retain and motivate its non-employee directors, whose skill, experience and efforts are important to the continued success of the Company.

     The following is a summary of the Plan.

     Administration. The Plan is administered by the Chief Financial Officer of the Company, or such other officer as may be designated by the Board of Directors.

     Principal Features. The Plan provides for the automatic grant to each eligible Director, at the first meeting of the Board of Directors following each annual meeting of stockholders of the Company, of a stock option to purchase 12,000 shares of the Company's Common Stock. Subject to adjustment in certain events as described below, the total number of shares that may be purchased by exercise of options under the Plan may not exceed 400,000. To be eligible for grant of an option, a person must be an incumbent member of the Company's Board of Directors on the date of grant who is not, and was not at any time within the preceding three years, an officer or employee of the Company or any of its subsidiaries. In addition, a new member of the Board will not qualify for a grant until elected by stockholders. Shares of Common Stock purchased by exercise of options may be authorized but unissued shares or shares held in treasury. If an option expires or terminates without having been exercised in full, the shares not purchased will be available for grant of other options.

     The option exercise price per share of Common Stock for each option granted under the Plan is fixed at 100% of Market Value (the average of the high and low sale prices as reported on Nasdaq of a share of Common Stock on the date of grant or on the next preceding business day, if the grant date is not a business day). The term of each option is ten years from the date of grant. No option may be exercised until the next annual meeting of stockholders. Following the next annual meeting, each option becomes exercisable for 20% of the shares covered thereby, and following each subsequent annual stockholders meeting, each option becomes exercisable for an additional 20%, until the fifth annual meeting after the option grant, at which time each option becomes fully exercisable. Payment of the option exercise price may be made by cash or by delivery of shares of Common Stock of the Company of equivalent Market Value on the exercise date, or partly in cash and partly in shares. Options granted under the Plan may not be sold or otherwise disposed of other than by will or under laws of descent and distribution, and may not be exercised during the lifetime of the optionee except by the optionee or by an immediate family member of the optionee to whom the optionee transfers his or her rights under an option.

     In the event of a tender offer or of an exchange offer (other than one made by the Company) for shares of Common Stock, all unexercised options granted under the Plan shall, whether or not then exercisable, become exercisable during the thirty-day period following the first purchase of shares of Common Stock pursuant to such tender offer or exchange offer, but not beyond the option expiration date.

     If an optionee ceases to be a Director of the Company for any reason other than death, each option held by the optionee may be exercised by the optionee within a period of five years following the date of cessation to the extent the option would have been exercisable within such period had the optionee continued to be a Director throughout the period. If the optionee dies during such five year period, each option held by the optionee may be exercised by the legal representative of the optionee's estate, or the person taking the option by will or under the laws of descent or distribution, within the time remaining in the five-year period or within a period of twelve months following the date of death, whichever is longer, but only to the extent the option was exercisable by the optionee at the time of death. If an optionee ceases to be a director by reason of death, each option held by the optionee may be exercised by the legal representative of the optionee's estate, or the person taking the option under the laws of descent and distribution, within a period of twelve months following the date of death, but only to the extent the option was exercisable by the optionee at the time of death.

     In the event of any stock dividend, stock split, combination of shares, or other change in respect of the Common Stock of the Company, (i) the total number of shares remaining available for grant of options under the Plan and the number of shares covered by each outstanding option will be adjusted in proportion to such change and (ii) the option exercise price per share under each outstanding option will be adjusted so that the total consideration payable upon exercise does not change. However, the annual grant of options on 12,000 shares will not be adjusted in the event of a stock dividend, stock split, or similar change.

     Termination; Amendments. The Board of Directors may suspend, terminate or amend the Plan at any time, but no such action may affect an outstanding option. Approval by stockholders is required, however, for any increase in the maximum number of shares of Common Stock subject to the Plan.

     Federal Tax Consequences. The automatic grant to each eligible Director of a stock option will not result in taxable income to the Director or a tax deduction for the Company. Upon exercise of an option, the Director generally will realize ordinary income to the extent that the then fair market value of the shares of Common Stock exceeds the option exercise price. The Company generally will be entitled to a deduction in the same amount as the ordinary income realized by the Director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                   APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors appointed Ernst & Young, independent public auditors, to serve for the fiscal year ending September 30, 1998.

     Ernst & Young has informed management that it will send representatives to the annual meeting to make a statement, if they desire to do so, and that such representatives will be available to answer any questions that might arise in connection with Ernst & Young's audit of the Company and its subsidiaries.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals and nominations for directors intended for inclusion in the Company's proxy statement relating to the next annual meeting (February
1999) must be received at the Company's offices (addressed to the attention of the Secretary) not later than August 20, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Under the Company's By-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the February 1999 annual meeting, must be received not later than September 20, 1998 and must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address, as they appear on the Company's stock records, of the stockholder proposing such business; (iii) the class and number of shares of the Company that are beneficially owned by the stockholder; and (iv) any interest of the stockholder in such business.

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mails, proxies may also be solicited by officers and employees of the Company by telephone or otherwise. The Company has also employed Morrow & Company, Inc., 345 Hudson St., New York, New York 10014, which will be paid approximately $6,500 in fees, plus reasonable expenses, to solicit proxies on behalf of the Company.

                             ANDREW CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.



                                                     For     Withheld    For All
                                                     All       All       Except              nominee(s) written in below
                                                                                             ___________________________
1.  To elect six Directors for the ensuing year.     / /       / /        / /                ___________________________
    Nominees: John G. Bollinger, Jon L. Boyes,
    Kenneth J. Douglas, Floyd L. English,
    Jere D. Fluno, and Ormand J. Wade.

                                                     For     Against    Abstain
2.  To approve a new Stock Option Plan for           / /       / /        / /
    Non-Employee Directors.

                                                     For     Against    Abstain
3.  To ratify the appointment of Ernst &             / /       / /        / /
    Young as independent public auditors
    for fiscal 1998.

4.  In their discretion, the proxies are
    authorized to vote upon such other
    business as may properly come before
    the meeting.

                                                                                ________________________________________
                                                                                                 (Signature)

                                                                                ________________________________________
                                                                                                 (Signature)

                                                                                Dated: _________________________ , 1998

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.
------------------------------------------------------------------------------------------------------------------------------------
                                                    -  FOLD AND DETACH HERE  -

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID  ENVELOPE.


                                    PROXY
                              ANDREW CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrace, Illinois at 10:00 A.M., Tuesday, February 10, 1998, and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.